EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement to Form S-8, (File No. 333-234074) of our audit report dated October 14, 2025, with respect to the balance sheet of Hawkeye Digital, Inc. (f.k.a Hawkey Systems, Inc.) as of June 30, 2025, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended June 30, 2025. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

September 11, 2026